Exhibit (a)(5)(J)

Rosemary M. Rivas (SBN 209147)

rrivas@zlk.com

LEVI & KORSINSKY LLP

44 Montgomery Street, Suite 650

San Francisco, CA 94104

Telephone: (415) 291-2420

Facsimile: (415) 484-1294

Attorneys for Plaintiff

[Additional Counsel on Signature Page]

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

PAUL PARSHALL, Individually and On
Behalf of All Others Similarly Situated,	Case No. 3:17-cv-01538

Plaintiff,	CLASS ACTION

v.	COMPLAINT FOR VIOLATION OF
NIMBLE STORAGE, INC., SURESH	THE SECURITIES EXCHANGE ACT
VASUDEVAN, VARUN MEHTA, FRANK	OF 1934
CALDERONI, JAMES J. GOETZ, WILLIAM
JENKINS JR., JERRY M. KENNELLY,	JURY TRIAL DEMANDED
WILLIAM J. SCHROEDER, BOB KELLY,
HEWLETT PACKARD ENTERPRISE
COMPANY, AND NEBRASKA MERGER
SUB, INC.,

Defendants.

Plaintiff, by and through his attorneys, alleges upon personal knowledge as to himself, and upon information and belief based upon, among other things, the investigation of counsel as to all other allegations herein, as follows:

SUMMARY OF THE ACTION

1. This action stems from a proposed transaction announced on March 7, 2017 (the “Proposed Transaction”), pursuant to which Nimble Storage, Inc. (“Nimble Storage” or the “Company”) will be acquired by Hewlett Packard Enterprise Company (“Parent”), and Nebraska Merger Sub, Inc. (“Merger Sub,” and together with Parent, “Hewlett Packard”).

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

2. On March 6, 2017, Nimble Storage’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”) with Hewlett Packard. Pursuant to the terms of the Merger Agreement, shareholders of Nimble Storage will receive $12.50 in cash for each share of Nimble Storage common stock.

3. On March 17, 2017, defendants filed a Solicitation/Recommendation Statement (the “Solicitation Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction.

4. The Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Solicitation Statement.

JURISDICTION AND VENUE

5. This Court has jurisdiction over all claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(e), 14(d), and 20(a) of the 1934 Act and Rule 14a-9.

6. This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7. Venue is proper under 28 U.S.C. § 1391 because a substantial portion of the transactions and wrongs complained of herein occurred in this District.

PARTIES

8. Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of Nimble Storage common stock.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

9. Defendant Nimble Storage is a Delaware corporation and maintains its principal executive offices at 211 River Oaks Parkway, San Jose, California 95134. Nimble Storage’s common stock is traded on the New York Stock Exchange under the ticker symbol “NMBL.”

10. Defendant Suresh Vasudevan (“Vasudevan”) has served as a director of Nimble Storage since 2009 and as Chief Executive Officer (“CEO”) since 2011.

11. Defendant Varun Mehta (“Mehta”) is a director of Nimble Storage and was the founding CEO in 2008.

12. Defendant Frank Calderoni (“Calderoni”) is a director of Nimble Storage. According to the Company’s website, Calderoni is Chair of the Audit Committee and a member of the Compensation Committee.

13. Defendant James J. Goetz (“Goetz”) is a director of Nimble Storage. According to the Company’s website, Goetz is a member of the Compensation Committee.

14. Defendant William Jenkins Jr. (“Jenkins”) is a director of Nimble Storage. According to the Company’s website, Jenkins is a member of the Audit Committee.

15. Defendant Jerry M. Kennelly (“Kennelly”) is a director of Nimble Storage. According to the Company’s website, Kennelly is Chair of the Compensation Committee and Lead Independent Director.

16. Defendant William J. Schroeder (“Schroeder”) is a director of Nimble Storage. According to the Company’s website, Schroeder is Chair of the Nominating and Governance Committee and a member of the Audit Committee.

17. Defendant Bob Kelly (“Kelly”) is a director of Nimble Storage. According to the Company’s website, Kelly is a member of the Nominating and Governance Committee.

18. The defendants identified in paragraphs 10 through 17 are collectively referred to herein as the “Individual Defendants.”

19. Defendant Parent is a Delaware corporation and a party to the Merger Agreement.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

20. Defendant Merger Sub is a Delaware corporation, a wholly-owned subsidiary of Parent, and a party to the Merger Agreement.

CLASS ACTION ALLEGATIONS

21. Plaintiff brings this action as a class action on behalf of himself and the other public stockholders of Nimble Storage (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant.

22. This action is properly maintainable as a class action.

23. The Class is so numerous that joinder of all members is impracticable. As of March 2, 2017, there were approximately 88,900,521 shares of Nimble Storage common stock outstanding, held by hundreds, if not thousands, of individuals and entities scattered throughout the country.

24. Questions of law and fact are common to the Class, including, among others, whether defendants will irreparably harm plaintiff and the other members of the Class if defendants’ conduct complained of herein continues.

25. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

26. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for defendants, or adjudications that would, as a practical matter, be dispositive of the interests of individual members of the Class who are not parties to the adjudications or would substantially impair or impede those non-party Class members’ ability to protect their interests.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

27. Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole, and are causing injury to the entire Class. Therefore, final injunctive relief on behalf of the Class is appropriate.

SUBSTANTIVE ALLEGATIONS

Background of the Company and the Proposed Transaction

28. Nimble Storage’s enduring mission is to engineer and deliver the industry’s most efficient flash storage platform. Its Predictive Flash platform is comprised of a Unified Flash Fabric that provides a single consolidation architecture with common data services across a portfolio of All Flash and Adaptive Flash arrays and InfoSight predictive analytics with integrated support and service offerings. It enables IT organizations to optimize performance, capacity and cost for all applications running across the data center and maintain a 99.9997% measured uptime with InfoSight cloud-based management software.

29. Six components form the foundation of the Predictive Flash platform and the value it provides to IT organizations:

•	Its AF-Series All Flash arrays, announced in February 2016, combine the high performance of flash with InfoSight’s predictive analytics to deliver the performance, scalability and availability required to optimize high-performance applications with deterministic latency requirements.

•	Its CS-Series Adaptive Flash arrays combine a flash-optimized hybrid architecture with InfoSight’s predictive analytics to deliver the performance, scale and availability required for mainstream applications and mixed workloads that are sensitive to cost of capacity or do not require the deterministic performance of all flash.

•	Its Unified Flash Fabric enables IT organizations to deploy and manage AF-Series All Flash arrays and CS-Series Adaptive Flash arrays together as a single entity with common data services that enable transparent data and application mobility at a lower cost of capacity than all flash arrays alone. In addition, the AF-Series All Flash arrays, with advanced data reduction capabilities, provide inline variable block deduplication and variable block compression that can achieve five-to-one reduction for certain workloads to increase the useable effective capacity of individual arrays and scale-out clusters.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

•	InfoSight cloud-based predictive analytics enable IT organizations to prevent issues and avoid downtime, conduct rapid root cause analysis across all layers of IT infrastructure and accurately predict future needs, providing planning best practices based on big data and predictive analytics gleaned from across the entire end-customer installed base.

•	SmartStack is a range of integrated infrastructure solutions jointly developed by Nimble Storage and Cisco that combine our arrays with the Cisco Unified Computing System. SmartStack solutions span pre-validated, pre-tested Cisco Validated Designs, or CVDs, and reference architectures across a range of enterprise applications and workloads. The solutions enable IT organizations to accelerate application deployments and time to value, scale compute networking and storage performance independently to adapt to changing business needs and reduce the complexity and risk associated with managing data center infrastructure.

•	Its Timeless Storage offering represents an unwavering commitment to the complete satisfaction of our end-customers. Our All Flash and Adaptive Flash arrays ship with all-inclusive software and flat support pricing for the life of the product. In addition, for All Flash arrays introduced in February 2016, our end-customers that opt to renew three-year support contracts have an option to receive a free controller upgrade that is guaranteed to be faster.

30. Collectively, the Company believes that its Predictive Flash platform delivers absolute performance that scales, non-stop availability and cloud-like agility. This unique combination of predictive analytics and flash storage enables IT organizations to deliver data velocity. The Company believes immediate access to data improves user productivity and accelerates business processes, increasing business value.

31. On November 22, 2016, Nimble Storage issued a press release wherein it reported its third quarter 2017 results.

32. Among other things, the Company reported total revenue increased 26% to $102.0 million for the third quarter of fiscal 2017, up from $80.7 million in the third quarter of fiscal 2016.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

33. In addition, the Company reported the following business highlights:

•	Partnership with Lenovo to Transform the Data Center. This strategic partnership encompasses Lenovo flash-based storage and converged infrastructure solutions powered by Nimble. Lenovo and Nimble will enable the transformation of data center capabilities by delivering new levels of efficiency and scale, and slashing the time IT teams spend managing infrastructure.

•	Named a Leader in the 2016 Gartner Magic Quadrant for General- Purpose Disk Arrays. Nimble has been positioned furthest on the visionary axis in the Leaders quadrant. The report analyzes hybrid and solid-state arrays that support storage area network and network-attached storage protocols. This is the second consecutive year Nimble has been placed in the Leaders quadrant of the Gartner Magic Quadrant for General-Purpose Disk Arrays.

•	Released Aggressive Entry Point to All Flash Storage. The new Nimble AF1000 offers a full-featured all flash array with superior scalability, allowing customers to start small and scale non-disruptively up to 8PB at a substantially lower cost.

•	Introduced a New Generation of Adaptive Flash Arrays. The new portfolio consists of the CS1000, CS3000, CS5000 and CS7000, delivering up to 2X performance improvement and 40% lower cost of capacity compared to the previous generation of CS-Series Adaptive Flash arrays.

•	Nimble Storage Predictive Flash Becomes App-Centric. Nimble introduced a comprehensive suite of features that are optimized around fast and predictable application delivery, including Quality of Service and secure multi-tenancy. Nimble now also offers app-based pricing for Storage on Demand, providing a cloud-like pricing model where enterprises only pay for the storage consumed by each application. Additionally, Nimble now supports native persistent storage for Docker Containers, adding to the app-level granularity Nimble provides through VMware VVols and native support for OpenStack Clouds.

•	Enabling Cloud Service Providers to Enhance Offerings. Nimble announced a new Cloud Service Provider program, enabling cloud partners to increase competitive advantage by offering comprehensive premium services. New features for Cloud Service Providers allow them to offer premium app-centric services to their customers, including Quality of Service, secure multi-tenancy, and app-based Storage on Demand pricing.

•	Investment in Channel Ecosystem with SiteAnalyzer. Cloud-based SiteAnalyzer expands InfoSight Predictive Analytics by delivering deep visibility into non-Nimble end user environments, eliminating guesswork that can shorten the sales cycle.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

•	OpenStack 8.0 Certification Completed. Nimble Predictive All Flash and Adaptive Flash arrays have been certified with Red Hat OpenStack Platform 8, ensuring that Nimble products and services are fully tested, supported, and certified to perform with Red Hat technologies.

•	Mark Stevens Named Vice President of EMEA. Stevens brings nearly 35 years of technical, sales and leadership experience to Nimble. He will draw from his extensive background in the enterprise storage space to accelerate enterprise and channel strategy across EMEA.

•	Nimble Storage Recognized for Exceptional Growth and Innovation.

•	2016 CRN Tech Innovator award presented to Nimble for the AF1000 All Flash array. This new entry-level all flash array from Nimble was recognized for being the most innovative storage product in the channel.

•	Deloitte’s 2016 Technology Fast 500 ranked Nimble 63 on its list for fastest growing companies in North America.

•	Computerworld Malaysia awarded Nimble the 2016 Readers Choice Award. A combination of price, performance, features, reliability and ease of use lead Nimble to earning the award for networked storage.

34. With respect to the strong results, Individual Defendant Vasudevan, CEO of the Company, commented:

We executed well in Q3FY17, with strong momentum driven by All Flash arrays and growth in strategic customer segments. Our annualized AFA bookings run-rate is approximately $100M in just our second full quarter of shipping AFAs. Bookings from Large Enterprises grew 53% and Cloud Service Providers grew 65% over Q3FY16[.] . . . The differentiation of our Predictive Flash platform is driving market-share gains and strong win-rates. A single architecture across All Flash and Adaptive Flash arrays is designed to accelerate every enterprise application. Our cloud-based predictive analytics delivers unmatched reliability and radically simplifies operations for customers.

35. The Board caused the Company to enter into the Merger Agreement, pursuant to which Nimble Storage will be acquired for inadequate consideration.

36. The Individual Defendants have all but ensured that another entity will not emerge with a competing proposal by agreeing to a “no solicitation” provision in the Merger

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Agreement that prohibits the Individual Defendants from soliciting alternative proposals and severely constrains their ability to communicate and negotiate with potential buyers who wish to submit or have submitted unsolicited alternative proposals. Section 6.02(a) of the Merger Agreement states:

(a) No Solicitation. Until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 9.01, the Company shall not, and shall cause its Subsidiaries and the officers and directors of the Company and its Subsidiaries not to, and shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate, endorse, knowingly facilitate or knowingly encourage the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal, (ii) provide any nonpublic information concerning the Company or any of its Subsidiaries to any person or group in connection with any Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Takeover Proposal, or engage in any discussions or negotiations with respect to any Takeover Proposal (other than solely to inform any relevant third party of the restrictions in this Section 6.02), (iii) approve, support, adopt, endorse or recommend any Takeover Proposal, (iv) take any action to make the provisions of any Takeover Law inapplicable to any person other than Parent and its Affiliates or to any transactions constituting or contemplated by a Takeover Proposal, (v) otherwise cooperate with or assist or participate in, or knowingly facilitate, any such inquiries, proposals, offers, discussions or negotiations, or (vi) resolve or agree to do any of the foregoing. Subject to Section 6.02(b), the Company shall, and shall cause its Subsidiaries and its and their respective officers and directors to, and shall use reasonable best efforts to cause its and their respective other Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any person or groups that may be ongoing with respect to any Takeover Proposal or potential Takeover Proposal. The Company shall promptly after the date hereof instruct each person (if any) that has heretofore executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a Takeover Proposal or potential Takeover Proposal with or for the benefit of the Company promptly to return to the Company or destroy all information, documents, and materials relating to the Takeover Proposal or to the Company or its businesses, operations or affairs heretofore furnished by the Company, any of its Subsidiaries or any of their respective Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement, and shall enforce (including by seeking an injunction) the contractual rights of the Company or any of its Subsidiaries under any such agreement with respect thereto, and shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any standstill or similar provision in any confidentiality, standstill or other agreement with such person; provided that the Company may waive any standstill or similar provisions to the extent necessary to permit a person to make, on a confidential basis to the Company Board, a Takeover Proposal, conditioned upon such person agreeing to disclosure of such Takeover Proposal to Parent and Merger Sub, in each case as contemplated by this Section 6.02 (provided, further that the Company may only take such action if

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure of the Company Board to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law). The Company shall not, and shall not permit any of its Subsidiaries or its or their respective Representatives to, enter into any confidentiality agreement subsequent to the date hereof which prohibits the Company from providing to Parent the information required to be provided to Parent pursuant to this Section 6.02.

37. Further, the Company must promptly advise Hewlett Packard of any proposals or inquiries received from other parties. Section 6.02(c) of the Merger Agreement states:

(c) Notice to Parent of Takeover Proposals. The Company shall promptly (and, in any event, within one (1) Business Day) notify Parent orally and in writing in the event that the Company, any of its Subsidiaries or any of their respective Representatives receives any Takeover Proposal, or any initial request for nonpublic information concerning the Company or any of its Subsidiaries related to, or from any person or group in connection with, any Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Takeover Proposal, or any initial request for discussions or negotiations related to any Takeover Proposal (and any material changes related to any of the foregoing), and in connection with such notice, provide the identity of the person or group making such Takeover Proposal or request and the material terms and conditions thereof (including, if available, copies of any written requests, proposals or offers, including proposed agreements, and written summaries of the material terms of any oral requests, proposals or offers) and the nature of such request, and thereafter the Company shall keep Parent reasonably informed on a reasonably timely basis of the status and material details of discussions with respect thereto, including any material changes to the terms thereof. Without limiting any of the foregoing, the Company shall promptly (and in any event within one (1) Business Day) notify Parent in writing if it determines to begin providing information or to begin engaging in discussions or negotiations concerning a Takeover Proposal pursuant to Section 6.02(b) and shall in no event begin providing such information or begin engaging in such discussions or negotiations prior to providing such notice. The Company shall provide Parent with at least one (1) Business Day’s prior notice (or such shorter notice as may be provided to the Company Board) of each meeting of the Company Board at which the Company Board is reasonably expected to consider any Takeover Proposal.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

38. Moreover, the Merger Agreement contains a highly restrictive “fiduciary out” provision permitting the Board to withdraw its approval of the Proposed Transaction under extremely limited circumstances, and grants Hewlett Packard a “matching right” with respect to any “Superior Proposal” made to the Company. Section 6.02(e) of the Merger Agreement provides, in relevant part:

(e) Change of Recommendation. Notwithstanding Section 6.02(d), at any time prior to the Acceptance Time, the Company Board may, subject to compliance in all material respects with the other provisions of this Section 6.02, (x) terminate this Agreement pursuant to Section 9.01(f) in order to enter into an Acquisition Agreement providing for a Superior Proposal, or (y) effect an Adverse Recommendation Change in response to an Intervening Event; provided that (1) the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (2) in the case of Section 6.02(e)(x), the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the applicable Takeover Proposal constitutes a Superior Proposal and the Company terminates this Agreement pursuant to Section 9.01(f), (3) the Company has provided prior written notice to Parent and Merger Sub, at least four (4) Business Days in advance, that it will take the applicable action referred to in Section 6.02(e)(x) or (y) and specifying in reasonable detail the reasons therefor (a “Notice of Intended Recommendation Change”) (which notice shall not itself constitute an Adverse Recommendation Change), and (4) the Company has complied in all material respects with the following additional covenants:

(i) if such action is being taken pursuant to Section 6.02(e)(x), and if requested by Parent, after providing any such Notice of Intended Recommendation Change, the Company shall, and shall instruct its Representatives to, negotiate with Parent and Merger Sub in good faith during any such four (4) Business Day period (it being understood and agreed that any material amendment to the terms of any such Superior Proposal (and in any event including any amendment to any price term thereof) shall require a new Notice of Intended Recommendation Change and compliance with the other requirements of this Section 6.02(e) anew except that references herein to a four (4) Business Day period shall be deemed to be references to a two (2) Business Day period) regarding any written and binding proposal by Parent to amend the terms and conditions of this Agreement and the other agreements contemplated hereby and at the end of such four (4) Business Day period (or two (2) Business Day period in the case of a material amendment) the Company Board again makes the determinations described in clauses (1) and (2) of this Section 6.02(e) with respect to such Superior Proposal; and

(ii) if such Adverse Recommendation Change is being made pursuant to Section 6.02(e)(y):

(1) such Adverse Recommendation Change is being made as a result of an event, fact, development or occurrence that materially affects the business, assets or operations of the Company and that was not known or reasonably foreseeable by the Company Board as of the date hereof and becomes known to the Company Board after the date hereof and prior to the Acceptance Time (each, an “Intervening Event”); provided that in no event shall any of the following constitute or be deemed to be an Intervening Event: (I) any event, fact, development or circumstance resulting from any breach of this Agreement by the Company, (II) the receipt, existence or terms of any Takeover Proposal or any matter relating thereto or any consequences thereof, (III) the fact, in and of itself, that the Company exceeds any internal or published projections or (IV) changes, in and of themselves, in the price of the Company Common Stock; and

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

(2) during any such four (4) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent regarding any written and binding proposal by Parent to amend the terms and conditions of this Agreement and the other agreements contemplated hereby and at the end of such four (4) Business Day period the Company Board again makes the determinations described in clause (1) of this Section 6.02(e) with respect to such Intervening Event.

39. Further locking up control of the Company in favor of Hewlett Packard, the Merger Agreement provides for a “termination fee” of $40,800,000, payable by the Company to Hewlett Packard if the Individual Defendants cause the Company to terminate the Merger Agreement.

40. By agreeing to all of the deal protection devices, the Individual Defendants have locked up the Proposed Transaction and have precluded other bidders from making successful competing offers for the Company.

41. In connection with the execution of the Merger Agreement, certain stockholders of Nimble Storage have entered into a Tender and Support Agreement, dated March 6, 2017, with Hewlett Packard and Merger Sub (the “Support Agreement”). Subject to the terms and conditions of the Support Agreement, the stockholders have agreed, among other things, to tender their Shares (representing in the aggregate approximately 21% of the total outstanding Shares) into the offer, and, subject to certain exceptions, not to transfer their shares that are subject to the Support Agreement.

42. The consideration to be provided to plaintiff and the Class in the Proposed Transaction is inadequate.

43. Among other things, the intrinsic value of the Company is materially in excess of the amount offered in the Proposed Transaction.

44. Accordingly, the Proposed Transaction will deny Class members their right to share proportionately and equitably in the true value of the Company’s valuable and profitable business, and future growth in profits and earnings.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

The Solicitation Statement Omits Material Information, Rendering It False and Misleading

45. Defendants filed the Solicitation Statement with the SEC in connection with the Proposed Transaction.

46. The Solicitation Statement omits material information regarding the Proposed Transaction, which renders the Solicitation Statement false and misleading.

47. The Solicitation Statement omits material information regarding the Company’s financial projections and the financial analyses performed by the Company’s financial advisor, Goldman, Sachs & Co. (“Goldman Sachs”), in support of its so-called fairness opinion.

48. For example, with respect to Nimble Storage’s financial projections, the Solicitation Statement fails to disclose the Company’s projected depreciation and amortization for years 2018 through 2028. Further, the Solicitation Statement fails to provide a reconciliation of all non-GAAP to GAAP financial metrics.

49. With respect to Goldman Sachs’ Selected Companies Analysis, the Solicitation Statement fails to disclose the individual multiples and financial benchmarking metrics for each of the companies observed by Goldman Sachs in its analysis. Further, to the extent calculated, the Solicitation Statement fails to disclose the implied ranges of values derived from Goldman Sachs’ analysis.

50. With respect to Goldman Sachs’ Selected Transactions Analysis, the Solicitation Statement fails to disclose the individual multiples and financial benchmarking metrics for each of the transactions observed by Goldman Sachs in its analysis.

51. With respect to Goldman Sachs’ Illustrative Present Value of Future Share Price Analysis, the Solicitation Statement fails to disclose the inputs and assumptions underlying the calculation of the Company’s cost of equity, which formed the basis for the discount rate of 13.6% used by Goldman Sachs in its analysis. Further, the Solicitation Statement fails to disclose the perpetuity growth rates that were implied from Goldman Sachs’ analysis.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

52. With respect to Goldman Sachs’ Illustrative Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose the inputs and assumptions underlying the calculation of the Company’s cost of capital, which formed the basis for the discount rate range of 12.0% to 14.0% used by Goldman Sachs in its analysis. Further, the Solicitation Statement fails to disclose the exit multiples that were implied from Goldman Sachs’ analysis.

53. The disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion. Moreover, when a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed.

54. The omission of this material information renders the Solicitation Statement false and misleading, including, inter alia, the following sections of the Solicitation Statement: (i) “Certain Unaudited Prospective Financial Information of Nimble Storage” and (ii) “Opinion of Nimble Storage’s Financial Advisor.”

55. The Solicitation Statement omits material information regarding potential conflicts of interest of the Company’s officers and directors, as well as Goldman Sachs.

56. Specifically, the Solicitation Statement fails to disclose the timing and nature of all communications, if any, regarding future employment and/or directorship of Nimble Storage’s officers and directors, including who participated in all such communications.

57. Communications regarding post-transaction employment during the negotiation of the underlying transaction must be disclosed to stockholders. This information is necessary for stockholders to understand potential conflicts of interest of management and the Board, as

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

that information provides illumination concerning motivations that would prevent fiduciaries from acting solely in the best interests of the Company’s stockholders. The omission of this material information renders the Solicitation Statement false and misleading, including, inter alia, the “Background of the Merger Agreement” section of the Solicitation Statement.

58. Additionally, the Solicitation Statement states that “Goldman Sachs has provided certain financial advisory and/or underwriting services to the Nimble Storage and/or its affiliates from time to time,” but it fails to disclose the nature, timing, and compensation earned by Goldman Sachs for those past services.

59. The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to Nimble Storage’s stockholders.

COUNT I

(Claim for Violation of Section 14(e) of the 1934 Act Against Defendants)

60. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

61. Section 14(e) of the 1934 Act states, in relevant part, that:

It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . . in connection with any tender offer or request or invitation for tenders[.]

62. Defendants disseminated the misleading Solicitation Statement, which contained statements that, in violation of
Section 14(e) of the 1934 Act, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not misleading.

63. The Solicitation Statement was prepared, reviewed, and/or disseminated by defendants.

64. The Solicitation Statement misrepresented and/or omitted material facts in connection with the Proposed Transaction as set forth above.

65. By virtue of their positions within the Company and/or roles in the process and the preparation of the Solicitation Statement, defendants were aware of this information and their duty to disclose this information in the Solicitation Statement.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

66. The omissions in the Solicitation Statement are material in that a reasonable shareholder will consider them important in deciding whether to tender their shares in connection with the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available.

67. Defendants knowingly or with deliberate recklessness omitted the material information identified above in the Solicitation Statement, causing statements therein to be materially incomplete and misleading.

68. By reason of the foregoing, defendants violated Section 14(e) of the 1934 Act.

69. Because of the false and misleading statements in the Solicitation Statement, plaintiff and the Class are threatened with irreparable harm.

70. Plaintiff and the Class have no adequate remedy at law.

COUNT II

(Claim for Violation of 14(d) of the 1934 Act Against Defendants)

71. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

72. Section 14(d)(4) of the 1934 Act states:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

73. Rule 14d-9(d) states, in relevant part:

Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof[.]

Item 8 requires that directors must “furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.”

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

74. The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits the material facts set forth above, which renders the Solicitation Statement false and/or misleading.

75. Defendants knowingly or with deliberate recklessness omitted the material information set forth above, causing statements therein to be materially incomplete and misleading.

76. The omissions in the Solicitation Statement are material to plaintiff and the Class, and they will be deprived of their entitlement to make a fully informed decision with respect to the Proposed Transaction if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer.

77. Plaintiff and the Class have no adequate remedy at law.

COUNT III

(Claim for Violation of Section 20(a) of the 1934 Act

Against the Individual Defendants and Hewlett Packard)

78. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

79. The Individual Defendants and Hewlett Packard acted as controlling persons of Nimble Storage within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or directors of Nimble Storage and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

80. Each of the Individual Defendants and Hewlett Packard was provided with or had unlimited access to copies of the Solicitation Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

81. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Solicitation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Solicitation Statement.

82. Hewlett Packard also had direct supervisory control over the composition of the Solicitation Statement and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Solicitation Statement.

83. By virtue of the foregoing, the Individual Defendants and Hewlett Packard violated Section 20(a) of the 1934 Act.

84. As set forth above, the Individual Defendants and Hewlett Packard had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act.

85. As a direct and proximate result of defendants’ conduct, plaintiff and the Class are threatened with irreparable harm.

86. Plaintiff and the Class have no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief as follows:

A. Enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

B. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

C. Directing the Individual Defendants to file a Solicitation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D. Declaring that defendants violated Sections 14(e), 14(d), and 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder;

E. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and

F. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby demands a trial by jury.

Dated: March 22, 2017		LEVI & KORSINSKY LLP

	By:	Rosemary M. Rivas
Rosemary M. Rivas

44 Montgomery Street, Suite 650
San Francisco, CA 94104
Telephone: (415) 291-2420
Facsimile: (415) 484-1294

Attorneys for Plaintiff

OF COUNSEL:

Brian D. Long (to be admitted pro hac vice)
Gina M. Serra (to be admitted pro hac vice)
RIGRODSKY & LONG, P.A.
2 Righter Parkway, Suite 120
Wilmington, DE 19803
Telephone: (302) 295-5310

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Richard Maniskas (to be admitted pro hac vice)
RM LAW, P.C.
1055 Westlakes Drive, Suite 3112
Berwyn, PA 19312
Telephone: (484) 324-6800

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

JS-CAND 44 (Rev. 07/16)

CIVIL COVER SHEET

The JS-CAND 44 civil cover sheet and the information contained herein neither replace nor supplement the filing and service of pleadings or other papers as required by law, except as provided by local rules of court. This form, approved in its original form by the Judicial Conference of the United States in September 1974, is required for the Clerk of Court to initiate the civil docket sheet. (SEE INSTRUCTIONS ON NEXT PAGE OF THIS FORM.)

I. (a)	PLAINTIFFS	DEFENDANTS

(b)	County of Residence of First Listed Plaintiff	County of Residence of First Listed Defendant
	(EXCEPT IN U.S. PLAINTIFF CASES)	(IN U.S. PLAINTIFF CASES ONLY)
NOTE: IN LAND CONDEMNATION CASES, USE THE
LOCATION OF THE TRACT OF LAND INVOLVED.
(c)	Attorneys (Firm Name, Address, and Telephone Number)	Attorneys (If Known)

II. BASIS OF JURISDICTION (Place an “X” in One Box Only)		III. CITIZENSHIP OF PRINCIPAL PARTIES (Place an “X” in One Box for Plaintiff and One Box for Defendant)
		(For Diversity Cases Only)
1 U.S. Government	3 Federal Question		PTF	DEF	PTF	DEF
Plaintiff	(U.S. Government Not a Party)	Citizen of This State	1	1 Incorporated or Principal Place of Business In This State	4	4

2 U.S. Government Defendant	4 Diversity (Indicate Citizenship of Parties in Item III)	Citizen of Another State	2	2 Incorporated and Principal Place of Business In Another State	5	5

		Citizen or Subject of a	3	3 Foreign Nation	6	6
		Foreign Country

IV. NATURE OF SUIT (Place an “X” in One Box Only)
CONTRACT	TORTS		FORFEITURE/PENALTY	BANKRUPTCY	OTHER STATUTES
110 Insurance	PERSONAL INJURY	PERSONAL INJURY	625 Drug Related Seizure	422 Appeal 28 USC § 158	375 False Claims Act
120 Marine	310 Airplane	365 Personal Injury –	of Property 21 USC § 881	423 Withdrawal	376 Qui Tam (31 USC
130 Miller Act	315 Airplane Product	Product Liability	690 Other	28 USC § 157	§ 3729(a))
140 Negotiable Instrument	Liability	367 Health Care/ Pharmaceutical Personal Injury Product Liability			400 State Reapportionment
150 Recovery of Overpayment	320 Assault, Libel & Slander			PROPERTY RIGHTS	410 Antitrust
Of Veteran’s Benefits				820 Copyrights	430 Banks and Banking
151 Medicare Act	330 Federal Employers’ Liability			830 Patent	450 Commerce
152 Recovery of Defaulted		368 Asbestos Personal Injury Product Liability		840 Trademark	460 Deportation
Student Loans	340 Marine 345 Marine Product Liability				470 Racketeer Influenced and
(Excludes Veterans)			LABOR	SOCIAL SECURITY	Corrupt Organizations
153 Recovery of Overpayment		PERSONAL PROPERTY	710 Fair Labor Standards	861 HIA (1395ff)	480 Consumer Credit
of Veteran’s Benefits	350 Motor Vehicle	370 Other Fraud	Act	862 Black Lung (923)	490 Cable/Sat TV
160 Stockholders’ Suits	355 Motor Vehicle	371 Truth in Lending	720 Labor/Management	863 DIWC/DIWW (405(g))	850 Securities/Commodities/
190 Other Contract	Product Liability	380 Other Personal Property Damage	Relations	864 SSID Title XVI	Exchange
195 Contract Product Liability	360 Other Personal Injury		740 Railway Labor Act	865 RSI (405(g))	890 Other Statutory Actions
196 Franchise		385 Property Damage	751 Family and Medical		891 Agricultural Acts
	362 Personal Injury -	Product Liability	Leave Act		893 Environmental Matters
	Medical Malpractice		790 Other Labor Litigation		895 Freedom of Information Act
REAL PROPERTY	CIVIL RIGHTS	PRISONER PETITIONS	791 Employee Retirement Income Security Act	FEDERAL TAX SUITS
210 Land Condemnation	440 Other Civil Rights	Habeas Corpus:		870 Taxes (U.S. Plaintiff or Defendant)	896 Arbitration
220 Foreclosure	441 Voting	463 Alien Detainee			899 Administrative Procedure Act/Review or Appeal of Agency Decision
230 Rent Lease & Ejectment	442 Employment	510 Motions to Vacate Sentence		871 IRS–Third Party
240 Torts to Land	443 Housing/ Accommodations			26 USC § 7609
245 Tort Product Liability		530 General			950 Constitutionality of State Statutes
290 All Other Real Property	445 Amer. w/Disabilities–	535 Death Penalty	IMMIGRATION
	Employment	Other:	462 Naturalization Application
	446 Amer. w/Disabilities–	540 Mandamus & Other	465 Other Immigration
	Other	550 Civil Rights	Actions
	448 Education	555 Prison Condition
560 Civil Detainee–
Conditions of
Confinement

V. ORIGIN (Place an “X” in One Box Only)
1 Original Proceeding	2 Removed from State Court	3 Remanded from Appellate Court	4 Reinstated or Reopened	5 Transferred from Another District (specify)	6 Multidistrict Litigation–Transfer	8 Multidistrict Litigation–Direct File

VI. CAUSE OF ACTION	Cite the U.S. Civil Statute under which you are filing (Do not cite jurisdictional statutes unless diversity):
Brief description of cause:

VII.	REQUESTED IN	CHECK IF THIS IS A CLASS ACTION	DEMAND $	CHECK YES only if demanded in complaint:
	COMPLAINT:	UNDER RULE 23, Fed. R. Civ. P.		JURY DEMAND:	Yes	No

VIII. RELATED CASE(S),
IF ANY (See instructions):	JUDGE	DOCKET NUMBER

IX. DIVISIONAL ASSIGNMENT (Civil Local Rule 3-2)
(Place an “X” in One Box Only)	SAN FRANCISCO/OAKLAND	SAN JOSE	EUREKA-MCKINLEYVILLE

DATE:	SIGNATURE OF ATTORNEY OF RECORD:

INSTRUCTIONS FOR ATTORNEYS COMPLETING CIVIL COVER SHEET FORM JS-CAND 44

Authority For Civil Cover Sheet. The JS-CAND 44 civil cover sheet and the information contained herein neither replaces nor supplements the filings and service of pleading or other papers as required by law, except as provided by local rules of court. This form, approved in its original form by the Judicial Conference of the United States in September 1974, is required for the Clerk of Court to initiate the civil docket sheet. Consequently, a civil cover sheet is submitted to the Clerk of Court for each civil complaint filed. The attorney filing a case should complete the form as follows:

I. a)	Plaintiffs-Defendants. Enter names (last, first, middle initial) of plaintiff and defendant. If the plaintiff or defendant is a government agency, use only the full name or standard abbreviations. If the plaintiff or defendant is an official within a government agency, identify first the agency and then the official, giving both name and title.

b)	County of Residence. For each civil case filed, except U.S. plaintiff cases, enter the name of the county where the first listed plaintiff resides at the time of filing. In U.S. plaintiff cases, enter the name of the county in which the first listed defendant resides at the time of filing. (NOTE: In land condemnation cases, the county of residence of the “defendant” is the location of the tract of land involved.)

c)	Attorneys. Enter the firm name, address, telephone number, and attorney of record. If there are several attorneys, list them on an attachment, noting in this section “(see attachment).”

II.	Jurisdiction. The basis of jurisdiction is set forth under Federal Rule of Civil Procedure 8(a), which requires that jurisdictions be shown in pleadings. Place an “X” in one of the boxes. If there is more than one basis of jurisdiction, precedence is given in the order shown below.

(1)	United States plaintiff. Jurisdiction based on 28 USC §§ 1345 and 1348. Suits by agencies and officers of the United States are included here.

(2)	United States defendant. When the plaintiff is suing the United States, its officers or agencies, place an “X” in this box.

(3)	Federal question. This refers to suits under 28 USC § 1331, where jurisdiction arises under the Constitution of the United States, an amendment to the Constitution, an act of Congress or a treaty of the United States. In cases where the U.S. is a party, the U.S. plaintiff or defendant code takes precedence, and box 1 or 2 should be marked.

(4)	Diversity of citizenship. This refers to suits under 28 USC § 1332, where parties are citizens of different states. When Box 4 is checked, the citizenship of the different parties must be checked. (See Section III below; NOTE: federal question actions take precedence over diversity cases.)

III.	Residence (citizenship) of Principal Parties. This section of the JS-CAND 44 is to be completed if diversity of citizenship was indicated above. Mark this section for each principal party.

IV.	Nature of Suit. Place an “X” in the appropriate box. If the nature of suit cannot be determined, be sure the cause of action, in Section VI below, is sufficient to enable the deputy clerk or the statistical clerk(s) in the Administrative Office to determine the nature of suit. If the cause fits more than one nature of suit, select the most definitive.

V.	Origin. Place an “X” in one of the six boxes.

(1)	Original Proceedings. Cases originating in the United States district courts.

(2)	Removed from State Court. Proceedings initiated in state courts may be removed to the district courts under Title 28 USC § 1441. When the petition for removal is granted, check this box.

(3)	Remanded from Appellate Court. Check this box for cases remanded to the district court for further action. Use the date of remand as the filing date.

(4)	Reinstated or Reopened. Check this box for cases reinstated or reopened in the district court. Use the reopening date as the filing date.

(5)	Transferred from Another District. For cases transferred under Title 28 USC § 1404(a). Do not use this for within district transfers or multidistrict litigation transfers.

(6)	Multidistrict Litigation Transfer. Check this box when a multidistrict case is transferred into the district under authority of Title 28 USC § 1407. When this box is checked, do not check (5) above.

(8)	Multidistrict Litigation Direct File. Check this box when a multidistrict litigation case is filed in the same district as the Master MDL docket. Please note that there is no Origin Code 7. Origin Code 7 was used for historical records and is no longer relevant due to changes in statute.

VI.	Cause of Action. Report the civil statute directly related to the cause of action and give a brief description of the cause. Do not cite jurisdictional statutes unless diversity. Example: U.S. Civil Statute: 47 USC § 553. Brief Description: Unauthorized reception of cable service.

VII.	Requested in Complaint. Class Action. Place an “X” in this box if you are filing a class action under Federal Rule of Civil Procedure 23.

Demand. In this space enter the actual dollar amount being demanded or indicate other demand, such as a preliminary injunction.

Jury Demand. Check the appropriate box to indicate whether or not a jury is being demanded.

VIII.	Related Cases. This section of the JS-CAND 44 is used to identify related pending cases, if any. If there are related pending cases, insert the docket numbers and the corresponding judge names for such cases.

IX.	Divisional Assignment. If the Nature of Suit is under Property Rights or Prisoner Petitions or the matter is a Securities Class Action, leave this section blank. For all other cases, identify the divisional venue according to Civil Local Rule 3-2: “the county in which a substantial part of the events or omissions which give rise to the claim occurred or in which a substantial part of the property that is the subject of the action is situated.”

Date	and Attorney Signature. Date and sign the civil cover sheet.

CERTIFICATION OF PLAINTIFF

I, Paul Parshall (“Plaintiff’), hereby declare as to the claims asserted under the federal securities laws that:

1. Plaintiff has reviewed the complaint and authorizes its filing.

2. Plaintiff did not purchase the security that is the subject of this action at the direction of Plaintiffs counsel or in order to participate in any private action.

3. Plaintiff is willing to serve as a representative party on behalf of the class, either individually or as part of a group, and I will testify at deposition or trial, if necessary. I understand that this is not a claim form and that I do not need to execute this Certification to share in any recovery as a member of the class.

4. Plaintiffs purchase and sale transactions in the Nimble Storage, Inc. (NYSE: NMBL) security that is the subject of this action during the class period is/are as follows:

PURCHASES

Buy Date	Shares	Price per Share
5/27/16	120	$8.65

SALES

Sell Date	Shares	Price per Share

Please list additional transactions on separate sheet of paper, if necessary.

5. Plaintiff has complete authority to bring a suit to recover for investment losses on behalf of purchasers of the subject securities described herein (including Plaintiff, any co-owners, any corporations or other entities, and/or any beneficial owners).

6. During the three years prior to the date of this Certification, Plaintiff has not moved to serve as a representative party for a class in an action filed under the federal securities laws.

7. Plaintiff will not accept any payment for serving as a representative party on behalf of the class beyond Plaintiffs pro rata share of any recovery, except such reasonable costs and expenses (including lost wages) directly relating to the representation of the class as ordered or approved by the Court.

I declare under penalty of perjury that the foregoing is true and correct.

Executed this 17th day of March, 2017.

PAUL PARSHALL

2

Rosemary M. Rivas (State Bar No. 209147)

Email: rrivas@zlk.com

LEVI & KORSINSKY LLP

44 Montgomery Street, Suite 650

San Francisco, California 94104

Telephone: (415) 291-2420

Facsimile: (415) 484-1294

Attorneys for Plaintiff Paul Parshall

[Additional Counsel on Signature Page]

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

SAN FRANCISCO DIVISION

PAUL PARSHALL, Individually and On Behalf of	CASE NO. 3:17-cv-01538
All Others Similarly Situated,

Plaintiff,	NOTICE OF INTERESTED PARTIES
v.
NIMBLE STORAGE, INC., SURESH
VASUDEVAN, VARUN MEHTA, FRANK
CALDERONI, JAMES J. GOETZ, WILLIAM
JENKINS JR., JERRY M. KENNELLY,
WILLIAM J. SCHROEDER, BOB KELLY,
HEWLETT PACKARD ENTERPRISE
COMPANY, AND NEBRASKA MERGER SUB,
INC.,

Defendants.

NOTICE OF INTERESTED PARTIES

CASE NO. 3:17-cv-01538

The undersigned counsel of record for Plaintiff Paul Parshall certify that the following listed parties have a direct, pecuniary interest in the outcome of this case. These representations are made to enable the Court to evaluate possible disqualification or recusal:

1. Plaintiff Paul Parshall;

2. Levi & Korsinsky LLP;

3. Rigrodsky & Long, P.A.;

4. RM Law, P.C.;

5. A class, consisting of all persons who purchased Nimble Storage, Inc. common stock prior to March 7, 2017 (the “Class Period”), and who were damaged thereby;

6. Hewlett Packard Enterprise Company;

7. Nebraska Merger Sub, Inc;

8. Suresh Vasudevan;

9. Varun Mehta;

10. Frank Calderoni;

11. James J. Goetz;

12. William Jenkins Jr.;

13. Jerry M. Kennelly;

14. William J. Schroeder; and

15. Bob Kelly.

Dated: March 22, 2017		LEVI & KORSINSKY LLP

	By:	Rosemary M. Rivas
OF COUNSEL:		Rosemary M. Rivas

Brian D. Long		44 Montgomery Street, Suite 650
(to be admitted pro hac vice)		San Francisco, CA 94104
Gina M. Serra		Telephone: (415) 291-2420
(to be admitted pro hac vice)		Facsimile: (415) 484-1294
RIGRODSKY & LONG, P.A.
2 Righter Parkway, Suite 120		Attorneys for Plaintiff
Wilmington, DE 19803
Telephone: (302) 295-5310
-and-

NOTICE OF INTERESTED PARTIES

CASE NO. 3:17-cv-01538

Richard Maniskas (to be admitted pro hac vice)

RM LAW, P.C.

1055 Westlakes Drive, Suite 3112

Berwyn, PA 19312

Telephone: (484) 324-6800

NOTICE OF INTERESTED PARTIES

CASE NO. 3:17-cv-01538